Exhibit 10.7

PAY PROCEEDS AGREEEMENT

This Agreement (this “Agreement”), is made as of May 2, 2014 (the “Effective Date”), by and among Granicus IP, LLC, a Texas limited liability company, with an address of 719 W. Front Street, Suite 242, Tyler, TX 75702 (“Granicus”), TechDev Holdings, LLC, a Texas limited liability company, of 719 W. Front Street, Suite 242, Tyler, TX 75702 (“TechDev”), The Spangenberg Family Foundation for the Benefit of Children’s Healthcare and Education, a 501(c)(3) charitable organization organized under the laws of Texas (“SFF”; Granicus, TechDev and SFF are collectively referred to as the “Sellers” and individually as a “Seller”); and Marathon Patent Group, Inc., a Nevada corporation with an address of 2331 Mill Road, Suite 100, Alexandria, VA 22314 (“Marathon”);  All the parties to this Agreement shall be referred to collectively herein as the “Parties” and separately as a “Party”.

W i t n e s s e t h:

WHEREAS, Granicus and SFF have entered into an Agreement with Marathon and a wholly-owned subsidiary of Marathon of even date herewith (“Liquidity Interest Sale Agreement”) which provides for the possibility of additional cash consideration (“ACC”) to be paid to Granicus and SFF pursuant to Section 4.4 of the Liquidity Interest Sale Agreement;

WHEREAS, TechDev and SFF have entered into an Agreement with Marathon and a wholly-owned subsidiary of Marathon of even date herewith (“Dynamic  Interest Sale Agreement”) which provides for the possibility of ACC to be paid to TechDev and SFF pursuant to Section 4.4 of the Dynamic Interest Sale Agreement;

WHEREAS, TechDev has entered into an Agreement with Marathon and a wholly-owned subsidiary of Marathon of even date herewith (“Sarif  Interest Sale Agreement”) which provides for the possibility of ACC to be paid to TechDev pursuant to Section 4.3 of the Sarif  Interest Sale Agreement;

WHEREAS, the Sellers have entered into an agreement as to how the ACC that may be payable to them, if and when received, will be allocated among them; and

WHEREAS, Marathon and Sellers desire to set forth the terms under which the ACC is payable pursuant to the Liquidity Interest Sale Agreement, Dynamic  Interest Sale Agreement and the Sarif Interest Sale Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereto hereby agree as follows:

 Definitions:

All defined terms used herein that are not otherwise defined herein shall have the definition set forth in the Liquidity Interest Sale Agreement, Dynamic  Interest Sale Agreement and the Sarif Interest Sale Agreement (collectively, the “Interest Sale Agreements”), as applicable.

“Applicable Percentage” shall mean the percentage of Net Recoveries payable to Sellers based on the level of Net Recoveries realized by Marathon, Dynamic, Liquidity, Sarif or any of their Affiliates after the Closing solely with respect to the transactions contemplated pursuant to the Interest Sale Agreements in respect of the DL Assets as set forth in Section 1.1.2 of this Agreement.

“Cash” shall mean cash and Cash Equivalents.

“Cash Equivalents” shall mean debt, equity securities and/or any real or personal property, received by any of Marathon, Sarif, Liquidity or Dynamic or any of their Affiliates, as applicable, after the Closing in respect of the DL Assets that is reducible to cash (net of taxes required to be paid by either Marathon, Sarif, Liquidity or Dynamic or any of their Affiliates, as applicable, on Sellers’ allocable portion in order to take possession of the same) but only at such time as such debt securities, equity securities, real or personal property have been converted to cash.  Marathon, Sarif, Liquidity or Dynamic or any of their Affiliates, as applicable, shall convert Cash Equivalents to cash as soon as commercially practical and legally permissible.

“DL Assets” shall mean the assets owned, controlled or licensable by Dynamic, Sarif  and Liquidity.

“Net Recoveries” shall mean the cumulative gross Cash compensation received by or on behalf of any of Marathon, Liquidity, Sarif or Dynamic or any of their Affiliates, as applicable, in respect of the DL Assets, from and after the Closing Date, minus (without double counting) only (i) amounts paid by Marathon, Liquidity, Sarif or Dynamic or any of their Affiliates, as applicable, under the Pre-Existing Commitments, (ii) costs and fees of litigation counsel and prosecution counsel paid by Marathon, Liquidity, Sarif or Dynamic or any of their Affiliates, as applicable, and incurred solely in respect of the DL Assets, (iii) costs and fee of testifying and consulting experts paid by Marathon, Liquidity, Sarif or Dynamic or any of their Affiliates, as applicable, and incurred solely in respect of the DL Assets, (iv) fees paid to IP Navigation Group, LLC (“IPNav”) solely in respect of the DL Assets pursuant to that certain Advisory Letter Agreement, dated May 13, 2013, between Marathon and IPNav and (v) no other fees, costs, expenses or other amounts (including, Marathon’s overhead and costs associated with any other assets that are not DL Assets).

1.1           Possible Future Cash Payment.

1.1.1           Prior to Payment of Second Cash Payment in Full. (a) If any portion of the Second Cash Payment has not been paid to Sellers under either of the Interest Sale Agreements, then within ten (10) calendar days after each calendar month (commencing with May 2014), until the Second Cash Payment under both of the Interest Sale Agreements is paid in full, Marathon will pay any and all Net Recoveries pursuant to the terms of the Promissory Notes of even date herewith made by Marathon for the benefit of Sellers.

1.1.2           After Payment of the Second Cash Payment in Full. After all amounts of the Second Cash Payment that may be owing to Sellers has been paid in full to Sellers, then within ten (10) calendar days after each calendar month (commencing with the first full calendar month following the date in which the Second Cash Payment has been paid in full), Marathon will pay to Sellers to the bank account designated by Sellers an amount calculated as set forth below:

Total Net Recoveries	Applicable Percentage
$0 - $10.0 million	0%
$10.0 million - $40.0 million	40%
Over $40.0 million	50%

By way of example, if the Net Recoveries totaled $38.0 million on May 31, 2015 and during the month of June 2015, another $10 million of Net Recoveries were realized by Marathon, Sarif, Liquidity, Dynamic or their Affiliates, the amount payable to Sellers would be calculated as follows:

Total Net Recoveries Prior to Calculation for June 15 (the applicable period in the above example) $38.0 million

Net Recoveries Realized for Applicable Month (June 2015): $10.0 million

Amount Payable to Sellers for Applicable Month (June 2015):

$2.0 million x 40% = $800,000
$8.0 million x 50% = $4,000,000
Total of Net Recoveries Payable to Sellers for Applicable Month (June 2015): $4,800,000

1.1.3 Maximum Payment. The maximum amount payable to Sellers under Section 1.1.2 shall not exceed two hundred fifty million dollars ($250,000,000).

1.2           No Combining or Mixing of Assets.  Following the Closing, Marathon will not, and will not permit, Dynamic, Sarif or Liquidity to combine any of their assets (including any Patents) with any DL Assets without the written consent of Sellers.  Marathon and its Affiliates will not, directly or indirectly, (i) compromise any claim related to the DL Assets that may benefit Marathon or any of its Affiliates, other than Dynamic, Sarif or Liquidity or (ii) include, directly or indirectly, in any transaction, rights to the DL Assets that does not solely benefit Dynamic, Sarif or Liquidity, as the case may be.  In addition Marathon will not, directly or indirectly, sell or permit either Dynamic, Sarif or Liquidity to sell, any of the DL Assets without the written consent of Seller.

1.3           Audit.  The Sellers shall have the right to audit, at their expense, the books and records of Marathon, Dynamic, Sarif or Liquidity in sufficient detail to permit Sellers’ outside counsel (the “Auditor”) solely to confirm the accuracy of payments made or payable under this Agreement and the Interest Sale Agreements.  Such Auditor shall be bound by standard confidentiality obligations consistent with this Agreement and subject to the terms of any applicable protective order (if any), provided, however, that the Auditor shall be permitted to communicate to Sellers any underpayments.  Any such audit shall take place upon reasonable prior written notice to Marathon, during Marathon’s regular business hours.  Any audit may address multiple payment periods; but in no event shall an audit be held more than twice per calendar year or address a previously audited period.  Each party shall pay the costs it incurs in the course of an audit, however if such audit reveals a deviation of five percent (5%) or more of the payment actually made, Marathon will reimburse the Sellers for Sellers’ reasonable expenses in connection with such audit.

2.  Counterparts.  This Agreement may be executed by each party separately and when each party has executed a copy thereof, such copies taken together shall be deemed to be a full and complete contract between the parties.

3.  Waiver and Amendments.  This Agreement may be modified only by written instrument signed by both parties hereto after the date hereof.

4.  Assignments.  No Party shall have any right to assign or transfer its rights or obligations hereunder without the prior written consent of the other parties.  Any assignment or transfer which is made in violation of the foregoing provision shall be null and void.  Subject to the foregoing, in the event of a valid assignment or transfer, this Agreement shall be binding upon the successors and assigns of the respective Parties.

5.  Notices.   Notices under this Agreement may be given to any Party by personal delivery or by certified mail or by other service providing confirmation of delivery (whether public or private) or by email, fax or other electronic means.

6.  Disputes.  In the event any Party to this Agreement claims a default and wishes to pursue a claim against the other Parties, the Parties' dispute shall be submitted first to mediation before one or more persons selected by mutual agreement of the Parties.  This Agreement shall be deemed for all purposes to have been made in the State of Texas and shall be interpreted in accordance with Texas law.  As part of its award, any court hearing a dispute involving this Agreement shall be required to award the prevailing Party its reasonable costs and expenses, including reasonable attorney fees.

7.  Relationship of the Parties.  Nothing contained in this Agreement shall create, or be deemed to create, any sort of partnership, agency, joint venture or other similar type of legal relationship between the Parties hereto.  No Party hereto shall have any power or authority to act for or on behalf of the other, or to represent or purport to represent the other, except as expressly provided herein.  All of the rights, duties, obligations and liabilities of each of the Parties hereto shall belong to it solely and exclusively, and shall not be, or be deemed to be, joint or collective, it being the intention of the Parties that each of them will be liable only for those matters expressly delegated to it hereunder and not for any obligation of the other Party.

8.  Counsel.  Each Party hereto acknowledges that it has been represented by independent legal counsel in the preparation of this Agreement and each Party waives any conflicts of interest and other allegations that it has not been represented by its own counsel.

IN WITNESS WHEREOF the Parties have signed this Agreement as of the date first hereinabove set forth.

SELLERS:
TECHDEV HOLDINGS, LLC By: /s/ Audrey Spangenberg Name: Audrey Spangenberg Title: Manager Date: May 2, 2014

SPANGENBERG FAMILY FOUNDATION FOR THE BENEFIT OF CHILDREN’S HEALTHCARE AND EDUCATION

By: /s/ Audrey Spangenberg
Name: Audrey Spangenberg
Title: CEO
Date: May 2, 2014

GRANICUS IP, LLC

By: /s/ Erich Spangenberg
Name: Erich Spangenberg
Title: Manager
Date: May 2, 2014

MARATHON:	MARATHON PATENT GROUP, INC. By: /s/ Doug Croxall Name: Doug Croxall Title: CEO Date: May 2, 2014